Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Deb Thornton

Unify Corp.
(916) 928-6379

deb@unify.com

Unify Announces CFO Departure

SACRAMENTO, Calif., — April 1, 2005 — Unify Corp. (OTC BB: UNFY), a leading provider of business process automation solutions including specialty vertical applications, today announced that Pete DiCorti has resigned as Chief Financial Officer effective at the end of April. DiCorti will be leaving Unify to become a senior financial executive with a large, regional technology company.

“We thank Pete for his contributions to Unify,” said Todd Wille, president and CEO of Unify. “He was instrumental in strengthening the Company’s balance sheet with the PIPE closed in April 2004, our acquisition of Acuitrek earlier this year, as well as his leadership and evangelism with the investment community.  We wish him all the best in his next endeavor.”

Unify has commenced a search to find his replacement. During the process of recruitment, Wille will oversee the financial organization.  Wille served as Unify’s corporate controller and CFO from 1995 to 1998.

About Unify
Unify (OTCBB: UNFY) provides business process automation solutions, including market leading applications for specialty markets within the insurance and transportation industries.  Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information.  Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service.  Unify is headquartered in Sacramento, Calif., with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

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